EXHIBIT 99.4

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080399157-94
Filing Date and Time 06/12/2008 10:20 AM
Entity Number C14826-2000

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 76.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)
1.  Name of corporation:

nFinanSe Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock, per value $0.001 per share

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 3(a) of the Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock of nFinanSe Inc, is amended and restated in its entirely as follows:

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to us a ( "Liquidation"), before and distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock or any other class of preferred stock yet to be designated by the Corporation, the holders of Series A Preferred Stock shall be entitled to receive payment out of much assets of the Corporation in an amount equal to the greater of (i) $1.00 per share of Series A Preferred Stock (such applicable foregoing amount being referred to as the "Liquidation Preferences" for the Series A Preferred Stock), plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Preferred Stock, and (ii) the amount such holder would have received if such holder had converted its shares of Series A Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation. The Series A Preferred Stock, the Corporation's Series B Convertible Preferred  Stock $0.001 per value per share (the "Series B Preferred Stock") and the Corporation's Series C Convertible Preferred Stock, $0.001 per value per share (the "Series C Preferred Stock, shall rank on a parity with each other with respect to any payments related to a Liquidation. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be sufficient to make in full the payment herein required, then the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, shall share notibly in the distribution of such assets in proportion to the respective sums which would otherwise be payable upon such distribution related in a Liquidation if all sums so payable to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were paid in full

5. Effective date of filing (optional):
(must not be later that 90 days after the certificate is filed)

6. Officer Signature (Required):	/s/ R. P. Springer, EVP CFO

Filling Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EX 99.4 - Page 1